ELINOR W. GAMMON
(202) 778-9090
gammonew@kl.com


                                    December 4, 1995



PaineWebber RMA Money Fund, Inc.
1285 Avenue of the Americas
New York, New York  10019

Ladies and Gentlemen:

     You have requested our opinion as to certain matters regarding the issuance by PaineWebber RMA Money Fund, Inc. ("Company"), a corporation organized under the laws of the State of Maryland, of shares of common stock (the "Shares") of PaineWebber RMA Money Market Portfolio ("PW Fund"), a series of the Company, pursuant to an Agreement and Plan of Reorganization and Termination ("Plan") between the Company, on behalf of PW Fund, and PaineWebber/Kidder, Peabody Premium Account Fund
("PW/KP Fund"). Under the Plan, PW Fund would acquire the assets of PW/KP Fund in exchange for the Shares and the assumption by PW Fund of PW/KP Fund's liabilities. In connection with the Plan, the Company is about to file a Registration Statement on Form N-14 (the "N-14") for the purpose of registering the Shares under the Securities Act of 1933, as amended ("1933 Act"), to be issued pursuant to the Plan.

     We have examined originals or copies believed by us to be genuine of the Company's Articles of Incorporation and By-Laws, minutes of meetings of the Company's board of directors, the form of Plan, and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant. Based upon that examination, we are of the opinion that the Shares being registered by the N-14 may be issued in accordance with the Plan and the Company's Articles of Incorporation and By-Laws, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.


     We hereby consent to this opinion accompanying the Form N-14 that the Company plans to file with the Securities and Exchange
Commission and to the reference to our firm under the caption
"Miscellaneous -- Legal Matters" in the Prospectus/Proxy
Statement filed as part of the Form N-14.

                              Sincerely yours,

                              KIRKPATRICK & LOCKHART LLP



                              By:
                                  ------------------------
                                  Elinor W. Gammon